CERTIFICATE OF AMENDMENT OF
           CERTIFICATE OF INCORPORATION OF
          ALLIANCE BROADCASTING GROUP, INC.

	ALLIANCE BROADCASTING GROUP, INC., a corporation organized and existing under and by virtue of General
Corporation laws of the State of Delaware:

DOES HEREBY CERTIFY:

	FIRST:	That the Board of Directors of ALLIANCE
BROADCASTING GROUP, INC. has adopted resolutions by unanimous consent setting forth a proposed amendment to the Company's Certificate of Incorporation, which resolutions provide for a reverse 1 for 5.4 stock split of all of the Company's authorized and issued shares of its Class A Common Stock and the subsequent increase of the authorized number of shares of the Company as set forth below, by deleting the existing
Article IV and substituting a new Article IV in lieu thereof, declaring said amendment to be advisable and directing that the amendment be submitted to the holders of at least a majority of the outstanding stock of the Company for their consent as permitted by Section 228 of the General Corporation Laws of the State of Delaware.

	SECOND: Article Fourth of the Certificate of
Incorporation as previously amended from time to time is deleted and the following new paragraph of Article Fourth is substituted in lieu thereof.

                            ARTICLE IV - Capital Stock

	This Corporation shall be authorized to issue two classes of capital stock to be designated respectively Class
A Common Stock ("Class A Common Stock") and Class B Common
Stock ("Class B Common Stock"). The total number of shares of Class A Common Stock the Corporation shall have authority to issue is 20,000,000, $.0001 par value and the total number of shares of Class B Common Stock the Corporation shall have the authority to issue is 1,000,000, $.0001 par value per share.

	The holders of Class A Common Stock shall be entitled to one (1) vote for each share held, at all meetings of the Stockholders of the Corporation. The holders of the Class B Common Stock shall be entitled to ten (10) votes for each share held at all meetings or actions by written consent of the Shareholders of the Corporation. Each share of Class B Common Stock shall be convertible into 5 shares of Class A Common Stock any time on or after May 1, 2000. The Class A Common Stock and Class B Common Stock shall vote on all matters as one class.

	THIRD:  	That the following resolutions providing
for the reverse 1 for 5.4 stock split and recapitalization of the Company's authorized shares was adopted:


	RESOLVED, that the officers of the Company are hereby authorized to effectuate a 1 for 5.4 reverse stock split for all authorized and outstanding shares of the Class A Common Stock of the Company by recalling for cancellation all outstanding certificates of Class A Common and to issue in their place new certificates reflecting the 1 for 5.4 reverse Class A Common Stock split. In lieu of the issuance of fractional shares in conjunction with this reverse 1 for 5.4 stock split the Company shall round to the nearest whole number. The record dated of this reverse 1 for 5.4 reverse stock split shall be April 1, 1997. The Effective Date shall be May 5, 1997.

	FURTHER RESOLVED, that the Board of Directors is hereby authorized to amend the Company's Certificate of Incorporation to give effect to the above 1 for 5.4 reverse stock split and to recapitalize the Company by substituting a new Article Fourth, declaring said amendment to be advisable and substantially in the following format:

                               ARTICLE IV - Capital Stock

	This Corporation shall be authorized to issue two classes of capital stock to be designated respectively Class A Common Stock ("Class A Common Stock") and Class B Common Stock ("Class B Common Stock"). The total number of shares of Class A Common Stock the Corporation shall have authority to issue is 20,000,000, $.0001 par value and the total number of shares of Class B Common Stock the Corporation shall have the authority to issue is 1,000,000, $.0001 par value per share.

	The holders of Class A Common Stock shall be entitled to one (1) vote for each share held, at all meetings of the Stockholders of the Corporation. The holders of the Class B Common Stock shall be entitled to ten (10) votes for share held at all meetings or actions by written consent of the Shareholders of the Corporation. Each share of Class B Common stock shall be convertible into 5 shares of Class A Common Stock any time on or after May 1, 2000. The Class A Common Stock and Class B Common Stock shall vote on all matters as one class.

	FOURTH: That said amendments were duly adopted in accordance with the provisions of Section 155, 228 and 242 of the General
Corporation Laws of the State of Delaware.

	FIFTH: That the capital of the Company will not be reduced under or by reason of said amendment.


	IN WITNESS WHEREOF, the undersigned have hereunto described our names this 1st day of May, 1997.


				ALLIANCE BROADCASTING GROUP, INC.

				By:
				Its:
					Joseph F. Newman, President

STATE OF FLORIDA	)
			) SS:
COUNTY OF PINELLO	)

	Before me, the undersigned authority, personally appeared Joseph Newman, President of Alliance Broadcasting Group, Inc., who is to me known to be the person described in and who subscribed the above certificate, and he did freely and voluntarily acknowledge before me according to law that he made and subscribed the same for the uses and purposed therein mentioned and set forth herein.

						Notary Public


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